Exhibit 10.43

December 6, 2016

Dear Craig:

The purpose of this letter is to document your appointment to serve as the Company’s President and Chief Executive Officer (CEO):

1.	Position. Effective December 6, 2016, your new title is President and CEO, reporting directly to the Executive Chairman of the Board.

2.
Compensation.  The Company will compensate you at the rate of $460,000 per annum.  In addition, you will be eligible for a discretionary target bonus of up to 50% of your base salary based on your achievement of corporate and personal goals as established by the Company.  The determination of whether you have achieved the goals, whether you will receive a bonus, and, if so, the bonus amount that will be paid, shall be made by the Company in its sole and absolute discretion.

3.
Stock Option Grant.  The Company’s Board of Directors (the “Board”) has approved a stock option (“Option”) entitling you to purchase 300,000 shares of Common Stock of the Company on December 6, 2016.  The Option exercise price has been set at 100% of the fair market value of the Common Stock, or $1.47, at the grant date of December 6, 2016.  The option shall vest during the course of your employment, with 25% of the shares vesting upon the first anniversary of your grant date, 75% of the shares vesting in 36 equal monthly installments at the end of each full calendar month that commences thereafter, for so long as you remain employed by the Company, such that subject to your continued employment the stock option shall be fully vested on the fourth anniversary of its vesting start date.

4.
Section 16 Officer.  Concurrent with your appointment, you are designated as a section 16 officer of the Company.  You are expected to comply with all of the Company’s trading policies and filing requirements with the Securities Exchange Commission under Securities Exchange Act of 1934.

5.
Unless subsequently notified by the Company, no change in this letter will constitute or constitutes changes to the existing terms of your employment with the Company.  You are expected to comply with all the Company’s policies and practices.

Sincerely,

By:	/s/ May Liu
May C. Liu
Senior Vice President
Finance & Administration

ACCEPTED AND AGREED TO AS SET FORTH ABOVE:

Dated:	December 6, 2016	/s/ Craig Thompson
Craig Thompson